Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report, which contains an explanatory paragraph related to InSite Vision Incorporated’s ability to continue as a going concern as described in Note 1 to the financial statements, dated March 31, 2014 relating to the consolidated financial statements of InSite Vision Incorporated and its subsidiaries, which is incorporated by reference in this Registration Statement. We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ Burr Pilger Mayer, Inc.

E. Palo Alto, California
December 18, 2014